Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
ir@gogoair.com	pr@gogoair.com

Gogo Announces Third Quarter 2020 Financial Results

Sale of Commercial Aviation on Track to Close Before the End of First Quarter 2021

Q3 2020 Highlights of Continuing Operations

Commercial Aviation (CA) now presented as Discontinued Operations

•	BA results improved sequentially, reflecting continuing industry recovery from impact of COVID-19.
•	Total revenue of $66.5 million; Net loss of $8.9 million; Adjusted EBITDA(1) of $30.2 million.
•	ATG aircraft online reached 5,577 with average monthly service revenue of $2,996, down 2% and 6%, respectively, from their pre-COVID-19 quarterly peaks.
•	Cash and cash equivalents were $117.5 million as of September 30, 2020 compared to total cash of $156.3 million as of June 30, 2020.
•	On November 6, 2020, Gogo entered into an agreement to issue $50 million of its 9.875% Senior Secured Notes due 2024 to provide buffer liquidity.
•

The sale of Commercial Aviation to Intelsat (the “Transaction”) remains on track to close before the end of the first quarter 2021.  Gogo has cleared the Hart-Scott-Rodino antitrust process and received all foreign antitrust approvals, with FCC and CFIUS clearance and one foreign telecommunications approval still required.

•	Gogo has more than $800 million in federal tax NOLs and interest expense carryforwards which will reduce income tax expense in the future.

CHICAGO – November 9, 2020 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended September 30, 2020.

Third Quarter 2020 Business Aviation Financial Results: Continuing Operations

•

Total revenue decreased to $66.5 million, down 18% from Q3 2019, driven by declines in both service and equipment revenue caused by the negative impact of COVID-19.  However, total revenue grew 22% sequentially from Q2 2020, driven by a 21% increase in service revenue and a 25% increase in equipment revenue.

•

Service revenue decreased to $53.3 million, down 4% from Q3 2019, resulting primarily from a 3% decrease in average monthly service revenue per ATG unit online.  Service revenue increased 21% sequentially as ATG aircraft online (AOL) and average monthly service revenue increased 3% and 17%, respectively.

Exhibit 99.1

•

Equipment revenue decreased to $13.2 million, down 49% from Q3 2019, primarily due to lower unit shipments.  Equipment revenue increased 25% sequentially from Q2 2020 as ATG shipments increased substantially.

•	Combined engineering, design and development, sales and marketing and general and administrative expenses decreased to $20.8 million, down 18% from Q3 2019, primarily due to cost management actions.
•	Adjusted EBITDA decreased to $30.2 million, down 9% from Q3 2019, with Adjusted EBITDA margin of 45.4%.

Q3 2020 Commercial Aviation Financial Summary: Discontinued Operations

•	Total revenue of $44 million.
•	Total CA service revenue of $40.5 million declined 61% from Q3 2019 but increased 34% from Q2 2020.
•

Net loss of $71.2 million, which includes $27 million of accelerated depreciation offset by $18 million of accelerated amortization of deferred lease proceeds, both related to the Delta contract amendment signed in Q2 2020, and approximately $20 million of stock-based compensation expense, inventory reserves and Transaction expenses.

“The sale of our Commercial Aviation division to Intelsat is transformational for Gogo and remains on track for closing.  The Transaction will give us the ability to de-lever, generate positive free cash flow, take advantage of our substantial NOL carryforwards, and invest in strengthening our Business Aviation franchise,” said Oakleigh Thorne, Gogo’s President and CEO. “The rapid recovery in BA is a testament to the strength of our business.”

“Our priorities are to close the Intelsat transaction, focus on BA’s long-term growth opportunities and rebuild our balance sheet,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “Looking ahead, we expect to de-lever and meaningfully lower our cost of capital through a comprehensive refinancing.”

(1)	See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its third quarter conference call on November 9, 2020 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company's website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number: 2487652.

Non-GAAP Financial Measures

We report Adjusted EBITDA, a non-GAAP financial measurement, in the supplemental tables below.  Management uses Adjusted EBITDA for business planning purposes, including managing our business against internally projected results of operations and measuring our performance. This supplemental performance measure also provides another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Adjusted EBITDA may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is not a recognized measurement under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, and (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures,

Exhibit 99.1

liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the duration for which and the extent to which the COVID-19 pandemic continues to impact demand for commercial and business aviation travel globally, including as a result of governmental restrictions on business travel and social gatherings and overall economic conditions; the failure to successfully implement our cost reduction plan and other measures taken to mitigate the impact of COVID-19 on our business and financial condition, including efforts to renegotiate contractual terms with certain suppliers and customers; our ability to complete the sale of our CA business in a timely manner, or at all, and the related uncertainty or disruption to our business and operations during the pendency of the sale, including as a result of certain contractual restrictions in the purchase agreement for the Transaction; our ability to operate as a standalone business subsequent to the sale of our CA business; the loss of or failure to realize the anticipated benefits from agreements with our airline partners or customers on a timely basis or any failure to renew any existing agreements upon expiration or termination, including the results of our ongoing discussions with Delta Air Lines, Inc. (“Delta”) with respect to its transition to free service, the amendment to our agreement with Delta to provide 2Ku service on certain Delta aircraft to change the contract expiration date from February 2027 with respect to all aircraft to a staggered, fleet by fleet expiration schedule under which expiration dates will occur between November 2020 and July 2022 (the “Delta amendment”) and Delta’s stated intent to pursue supplier diversification for its domestic mainline fleet; the failure to maintain airline and passenger satisfaction with our equipment or our service; any inability to timely and efficiently deploy and operate our 2Ku service or implement our technology roadmap, including developing and deploying upgrades and installations of our ATG-4,2Ku and 2Ka technologies, Gogo 5G, any technology to which our ATG or satellite networks evolve and other new technologies, for any reason, including technological issues, manufacturing defects and related remediation efforts, changes in regulations or regulatory delays affecting us, or our suppliers, some of whom are single source, or the failure by our airline partners or customers to roll out equipment upgrades or new services or adopt new technologies in order to support increased demand and network capacity constraints, including as a result of airline partners shifting to a free-to-passenger business model; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to make our equipment factory line-fit available on a timely basis; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; governmental action restricting trade with China or other foreign countries; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners and customers and the effect of shifts in business models, including a shift toward airlines providing free service to passengers; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; contract changes and implementation issues resulting from decisions by airlines to transition from the turnkey model to the airline-directed model or vice versa; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; obsolescence of, and our ability to access parts, products, equipment and support services compatible with, our existing products and technologies; costs associated with defending existing or future intellectual property infringement, securities and derivative litigation and other litigation or claims and any negative outcome or effect of pending or future litigation; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; our substantial indebtedness, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; our ability to obtain additional financing for operations, or financing intended to refinance our existing indebtedness on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or

Exhibit 99.1

developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services; a future act or threat of terrorism, cybersecurity attack or other events that could result in adverse regulatory changes or developments, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel, including in light of recent furloughs and salary reductions; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement improvements to systems, operations, strategy and procedures needed to support our growth and to effectively evaluate and pursue strategic opportunities; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2020, our quarterly report on Form 10-Q for the quarter ended June 30, 2020 as filed with the SEC on August 10, 2020 and our quarterly report on Form 10-Q for the quarter ended September 30, 2020 as filed with the SEC on November 9, 2020.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the inflight internet company.  We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners.  Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

Gogo’s products and services are installed on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators.  Gogo is headquartered in Chicago, with additional facilities in Broomfield, Colo., and locations across the globe. Connect with us at gogoair.com.

Exhibit 99.1

Gogo Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019
Revenue:
Service revenue	$53,324	$55,349	$155,083	$163,318
Equipment revenue	13,201	25,991	37,001	59,812
Total revenue	66,525	81,340	192,084	223,130

Operating expenses:
Cost of service revenue (exclusive of items shown below)	11,635	10,046	32,809	29,847
Cost of equipment revenue (exclusive of items shown below)	8,543	14,915	24,036	38,122
Engineering, design and development	4,510	8,130	17,365	18,620
Sales and marketing	3,758	5,178	10,724	15,946
General and administrative	12,539	12,157	36,378	41,627
Depreciation and amortization	3,320	3,861	10,117	11,876
Total operating expenses	44,305	54,287	131,429	156,038
Operating income	22,220	27,053	60,655	67,092

Other (income) expense:
Interest income	(36)	(960)	(689)	(3,231)
Interest expense	31,199	30,694	93,595	99,368
Loss on extinguishment of debt	-	-	-	57,962
Other expense	12	19	12	27
Total other expense	31,175	29,753	92,918	154,126

Loss from continuing operations before income taxes	(8,955)	(2,700)	(32,263)	(87,034)
Income tax provision (benefit)	(65)	154	216	461
Net loss from continuing operations	(8,890)	(2,854)	(32,479)	(87,495)
Net loss from discontinued operations, net of tax	(71,234)	(20,037)	(218,402)	(36,158)
Net loss	$(80,124)	$(22,891)	$(250,881)	$(123,653)

Net loss attributable to common stock per share – basic and diluted:
Net loss from continuing operations	$(0.11)	$(0.04)	$(0.40)	$(1.09)
Net loss from discontinued operations	(0.86)	(0.25)	(2.67)	(0.45)
Net loss	$(0.97)	$(0.29)	$(3.07)	$(1.54)

Weighted average number of shares—basic and diluted	82,707	80,908	81,892	80,370

Exhibit 99.1

Gogo Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$117,483	$170,016
Accounts receivable, net of allowances of $1,539 and $660, respectively	32,497	42,322
Inventories	35,107	35,205
Prepaid expenses and other current assets	6,448	6,813
Current assets held for sale	627,499	170,469
Total current assets	819,034	424,825

Non-current assets:
Property and equipment, net	64,307	69,183
Goodwill and intangible assets, net	53,188	51,803
Operating lease right-of-use assets	32,564	35,807
Other non-current assets, net of allowances of $320 and $0, respectively	15,362	12,121
Non-current assets held for sale	-	620,961
Total non-current assets	165,421	789,875
Total assets	$984,455	$1,214,700

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$6,060	$5,495
Accrued liabilities	77,901	48,070
Deferred revenue	2,492	2,225
Current liabilities held for sale	369,436	196,852
Total current liabilities	455,889	252,642

Non-current liabilities:
Long-term debt	1,126,634	1,101,248
Non-current operating lease liabilities	38,223	42,016
Other non-current liabilities	10,903	7,531
Non-current liabilities held for sale	-	210,153
Total non-current liabilities	1,175,760	1,360,948
Total liabilities	1,631,649	1,613,590

Commitments and contingencies	-	-

Stockholders’ deficit
Common stock	9	9
Additional paid-in-capital	1,086,665	979,499
Accumulated other comprehensive loss	(4,323)	(2,256)
Treasury stock, at cost	(98,857)	-
Accumulated deficit	(1,630,688)	(1,376,142)
Total stockholders’ deficit	(647,194)	(398,890)
Total liabilities and stockholders’ deficit	$984,455	$1,214,700

Exhibit 99.1

Gogo Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the Nine Months
	Ended September 30,
	2020	2019
Operating activities from continuing operations:
Net loss	$(32,479)	(87,495)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	10,117	11,876
Loss on asset disposals, abandonments and write-downs	64	438
Provision for expected credit losses	1,048	-
Deferred income taxes	134	133
Stock-based compensation expense	8,283	6,731
Amortization of deferred financing costs	4,355	3,901
Accretion and amortization of debt discount and premium	10,311	11,490
Loss on extinguishment of debt	-	57,962
Changes in operating assets and liabilities:
Accounts receivable	8,619	(6,986)
Inventories	98	5,019
Prepaid expenses and other current assets	1,487	715
Contract assets	(7,581)	(567)
Accounts payable	577	2,425
Accrued liabilities	(11,364)	(1,835)
Deferred revenue	277	(186)
Accrued interest	26,379	(1,993)
Warranty reserves	(450)	700
Right-of-use assets and operating lease liabilities	(924)	(1,065)
Other non-current assets and liabilities	1,364	158
Net cash provided by operating activities from continuing operations	20,315	1,421

Investing activities from continuing operations:
Purchases of property and equipment	(448)	(1,091)
Acquisition of intangible assets—capitalized software	(5,915)	(4,229)
Redemptions of short-term investments	-	39,323
Net cash provided by (used in) investing activities from continuing operations	(6,363)	34,003

Financing activities from continuing operations:
Proceeds from credit facility draw	26,000	-
Repayments of amounts drawn from credit facility	(6,000)	-
Repurchase of convertible notes	(2,498)	(159,502)
Proceeds from issuance of senior secured notes	-	920,683
Redemption of senior secured notes	-	(741,360)
Payment of debt issuance costs	-	(23,409)
Other financing activities	(1,461)	88
Net cash provided by (used in) financing activities from continuing operations	16,041	(3,500)

Cash flows from discontinued operations:
Cash provided by (used in) operating activities	(56,009)	73,917
Cash used in investing activities	(28,152)	(70,403)
Cash used in financing activities	(344)	(576)
Net cash provided by (used in) discontinued operations	(84,505)	2,938

Effect of exchange rate changes on cash	(19)	(357)

Increase (decrease) in cash, cash equivalents and restricted cash	(54,531)	34,505
Cash, cash equivalents and restricted cash at beginning of period	177,675	191,116
Cash, cash equivalents and restricted cash at end of period	$123,144	$225,621

Cash, cash equivalents and restricted cash at end of period	$123,144	$225,621
Less: current restricted cash	560	535
Less: non-current restricted cash	5,101	7,424
Cash and cash equivalents at end of period	$117,483	$217,662

Supplemental Cash Flow Information:
Cash paid for interest	$53,230	$86,477

Exhibit 99.1

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Business Aviation

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019

Aircraft online (at period end)
Satellite	4,737	5,043	4,737	5,043
ATG	5,577	5,527	5,577	5,527
Average monthly service revenue per aircraft online
Satellite	$211	$244	$207	$244
ATG	2,996	3,087	2,910	3,083
Units Sold
Satellite	28	137	151	345
ATG	167	293	392	666
Average equipment revenue per unit sold (in thousands)
Satellite	$78	$39	$60	$42
ATG	65	69	70	66
•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.
•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.
•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•

Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month-end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period.
•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Exhibit 99.1

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months		% Change	For the Nine Months		% Change
	Ended September 30,		2020 over	Ended September 30,		2020 over
	2020	2019	2019	2020	2019	2019

Service revenue	$53,324	$55,349	(3.7)%	$155,083	$163,318	(5.0)%
Equipment revenue	13,201	25,991	(49.2)%	37,001	59,812	(38.1)%
Total revenue	$66,525	$81,340	(18.2)%	$192,084	$223,130	(13.9)%

	For the Three Months		% Change	For the Nine Months		% Change
	Ended September 30,		2020 over	Ended September 30,		2020 over
	2020	2019	2019	2020	2019	2019

Cost of service revenue (1)	$11,635	$10,046	15.8%	$32,809	$29,847	9.9%
Cost of equipment revenue (1)	$8,543	$14,915	(42.7)%	$24,036	$38,122	(36.9)%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(80,124)	$(22,891)	$(250,881)	$(123,653)
Interest expense	31,199	30,694	93,595	99,368
Interest income	(36)	(960)	(689)	(3,231)
Income tax provision (benefit)	(65)	154	216	461
Depreciation and amortization	3,320	3,861	10,117	11,876
EBITDA	(45,706)	10,858	(147,642)	(15,179)
Stock-based compensation expense	4,680	2,272	8,283	6,731
Loss from discontinued operations	71,234	20,037	218,402	36,158
Loss on extinguishment of debt	-	-	-	57,962
Adjusted EBITDA	$30,208	$33,167	$79,043	$85,672

Definition of Non-GAAP Measures

EBITDA represents net loss attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) discontinued operations, and (iii) loss on extinguishment of debt. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations because it is not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt from Adjusted EBITDA because of the non-recurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.